Exhibit 99.1.  Full text of the press release regarding its recent progress

PSI CORP. REVIEWS ITS RECENT PROGRESS

NEW YORK, March 24, 2009 (PRNewswire-First Call) - PSI Corp. (Pink Sheets: PSCP-News) is pleased to review its recent progress.

PSI, has for the past six months increased deployments of its E-Banking Kiosks in New York City. The Company recently released its revolutionary couponing program which permits to be viewed on our digital screen and permits the retail customers to print coupons for specific products on demand. This feature is now available in PSI’s locations which include Gristede’s, Key Foods and C- town venues.
PSI is adding to its advertiser list combined with the expectations of additional locations in the near future.

David Foni, Chairman and CEO of PSI, stated that “Management has devoted the past twelve months to the development of this proprietary technology. We are extremely pleased at the results of the launch. In addition to the Supermarkets PSI has been exhibiting E-Banking Kiosks at trade shows very successfully”.

About PSI Corp.: provides interactive customer communications systems and applications that support the targeted marketing programs at point-of-purchase (POP) service and information.  The company has two vertical products; full motion video digital signage and full service Cash Express™ Kiosks/ATM.  For more information please visit the company website: www.pantelsystems.com

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made on behalf of the Company and its subsidiaries.  All such forward-looking statements are, by necessity, only estimates of future results and actual results achieved by the Company may differ materially from those statements due to a number of factors.  Any forward-looking statements speak only as of the date made.  Statements made in this release that are not purely historical are forward-looking statements, beliefs, plans, expectations or intentions regarding the future.  Risk factors that may cause results to differ from projections include, without limitation, loss of suppliers, loss of customers, inadequate capital, competition, loss of key executives, declining prices, and other economic factors.  The Company assumes no obligations to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such statements.  Investors should independently investigate and fully understand all risks before making investment decisions.

For further information:

David Foni  (719) 359-5533